Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2003 THIRD QUARTER RESULTS

BALTIMORE, MD, November 6, 2003 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the quarter ended September 30, 2003. For the third quarter, Guilford reported a net loss of $13.3 million, or $0.46 per share, compared to a net loss of $14.6 million, or $0.49 per share for the same period in 2002.

Total revenues in the third quarter of 2003 were $5.4 million compared to $3.3 million in the third quarter of 2002. The increase in GLIADEL® Wafer revenues in the third quarter of 2003 over the third quarter of 2002 is related to the approval by the Food and Drug Administration in February 2003, of an expanded label for GLIADEL® Wafer to include its use as an adjunct to surgery and radiation in patients with newly diagnosed malignant glioma.

Cost of sales in the third quarter of 2003 was $1.0 million compared to $0.6 million in the third quarter of 2002. Gross profit percentage in the third quarter of 2003 was approximately 81.6% compared to 81.0% in the third quarter of 2002.

Selling, general and administrative expenses were approximately $8.1 million in the third quarter of 2003 compared to $7.4 million in the same period in 2002. Selling, general and administrative expenses increased in the third quarter of 2003 as a result of increased costs related to additional marketing activities in support of the new indication for GLIADEL® Wafer. Costs incurred to market, sell and distribute GLIADEL® Wafer were approximately $3.7 million in the third quarter of 2003 compared to $3.1 million in the third quarter of 2002. Costs and expenses associated with Guilford’s general and administrative functions were approximately $4.4 million in the third quarter of 2003 compared to $4.3 million in the corresponding period in 2002.

Research and development expenses in the third quarter of 2003 decreased to $9.1 million from $11.4 million in the third quarter of 2002. The decrease in research and development expenditures in the third quarter of 2003 is largely attributable to reduced spending associated with certain non-core programs which were cut or reduced during the third quarter of 2002.

At September 30, 2003, Guilford had $132.9 million in cash, cash equivalents, and marketable securities. The increase in cash of $31.1 million from $101.8 million at December 31, 2002, is primarily the result of two financing transactions including a $69.4 million 5% convertible notes offering, and an $18.8 million term loan agreement less the impact from operations and the $18.7 million acquisition of our research and development facility.

At the end of the third quarter of 2003, Guilford’s long-term debt was $93.0 million. The debt results primarily from the issuance of $69.4 million in 5% convertible subordinated notes in June and July 2003, and an $18.8 million term loan entered into in May 2003. Principal repayments for the period were $3.3 million.

Craig R. Smith, M.D., Chairman, President and Chief Executive Officer of Guilford, remarked “In the third quarter we accomplished several important objectives critical to Guilford’s long term business strategy, including, completing enrollment in a Phase II clinical study of GPI 1485 for the treatment of Parkinson’s disease and beginning a Phase II study of GPI 1485 for the treatment of post-prostatectomy erectile dysfunction. We also completed a preliminary analysis of data from two Phase II clinical trials of AQUAVAN® Injection, which we disclosed in a separate press release this morning. We’re very encouraged by the results of these studies and plan to move forward next year with plans for a Phase III clinical development program.”

“On October 29, 2003, we announced that we had acquired rights to AGGRASTAT® Injection (tirofiban hydrochloride) in the United States and its territories from Merck & Co., Inc., for all platelet-mediated cardiovascular diseases, including coronary artery, cerebrovascular and peripheral vascular disease”

“The acquisition of AGGRASTAT® represents a major milestone for Guilford and an important event in the Company’s ongoing strategy to expand our hospital-based commercial portfolio, increase top line revenues and accelerate Guilford’s transition to profitability,” said Dr. Smith.

“AGGRASTAT® has important strategic value for Guilford. It complements our current focus in the hospital market and leverages our existing sales and marketing infrastructure to build a solid platform for future growth. Through our acquisition of AGGRASAT®, Guilford has gained an injectable hospital product with strong clinical data and the potential for market growth through reinvigorated product promotion.”

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL® Wafer, for the treatment of brain cancer, and AGGRASTAT® Injection, a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

Conference Call

Guilford will host a conference call to review the Company’s third quarter 2003 results. The conference call will take place at 11:00 a.m. ET on Thursday, November 6, 2003. The dial in number for U.S. residents to participate is (888) 425-2604. International callers should dial (706) 679-8253.

Conference Call Replay

An audio replay of the conference call will be available for 48 hours beginning at approximately 2:00 p.m. ET on November 6, 2003 through 2:00 p.m. November 8, 2003. To access the replay, U.S. residents should dial (800) 642-1687, (int’l callers 706-645-9291), then dial reservation number 3669705.

Webcast

Guilford will hold a live webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until November 20, 2003.

(Table Follows)

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,
	2003	2002
Revenues:
Net product sales	$5,302	$3,240
Revenues from license fees and milestones	118	54

Total revenues	5,420	3,294

Costs and expenses:
Cost of sales	975	617
Research and development	9,056	11,369
Selling, general and administrative	8,072	7,350

Total costs and expenses	18,103	19,336

Operating loss	(12,683)	(16,042)
Investment income	585	1,558
Interest expense	(1,184)	(87)

Net loss	$(13,282)	$(14,571)

Basic and diluted net loss per common share:	$(0.46)	$(0.49)

Shares used in the calculation of
basic & diluted net loss per share	28,967	29,842

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2003	2002

Assets:
Cash, cash equivalents and investments	$132,855	$101,803
Accounts receivable	771	768
Inventories	2,166	2,993
Property and equipment	23,216	6,534
Intangible and other assets	12,668	8,988

	$171,676	$121,086

Liabilities and Stockholders’ Equity:
Current liabilities	$16,679	$16,583
Long-term debt and other liabilities	90,738	5,245
Stockholders’ equity	64,259	99,258

	$171,676	$121,086

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Contact:      Stacey Jurchison, Director, Corporate Communications – (410) 631-5022; jurchisons@guilfordpharm.com

Internet Address:    http://www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s

Current Report on Form 8-K filed with the SEC on June 11, 2003, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that AQUAVAN® Injection, GPI 1485, or other neuroimmunophilin ligands, or any NAALADase inhibitor compounds will successfully complete preclinical or clinical testing or be granted regulatory approval to be sold and marketed as pharmaceutical products in the United States or elsewhere.